Exhibit 99.1

** NEWS RELEASE **

HOT TOPIC, INC. REPORTS 2nd QUARTER LOSS OF $0.01 PER SHARE

Provides guidance for the 2nd half of 2008

CITY of INDUSTRY, CA, August 20, 2008 -- Hot Topic, Inc. (Nasdaq Global Select Market: HOTT), today announced that the company incurred a net loss in the second quarter of fiscal 2008 (13 weeks ended August 2, 2008) of $0.4 million, or $0.01 per share, compared with a net loss of $1.7 million, or $0.04 per share, in the second quarter of fiscal 2007 (13 weeks ended August 4, 2007). The second quarter of fiscal 2008 results include approximately $0.01 per share of expense related to the company’s online music initiative.

As previously reported, total sales for the second quarter of fiscal 2008 increased 3.2% to $166.8 million compared to $161.7 million for the second quarter last year. Total company comparable store sales declined 0.9% for the second quarter of fiscal 2008. A summary of the sales results by division (including internet) is as follows:

	Net Sales		Comparable Store Sales% Change
	$ Millions	% Change To Last Year	This Year	Last Year
SECOND QUARTER:
Hot Topic	$127.2	-0.2%	-0.6%	-7.7%
Torrid	$39.6	15.5%	-2.1%	2.9%
Total Co.	$166.8	3.2%	-0.9%	-5.8%

At the end of the second quarter of fiscal 2008, the company operated 684 Hot Topic stores and 158 Torrid stores compared to 693 Hot Topic stores and 133 Torrid stores at the end of the second quarter of fiscal 2007. During the second quarter of fiscal 2008, the company opened two Hot Topic stores and four Torrid stores, and closed four Hot Topic stores. The company also relocated three Hot Topic stores during the quarter.

The company issued third quarter (13 weeks ending November 1, 2008) guidance of earnings in the range of $0.12 to $0.15 per diluted share based upon a comparable store sales decline of low-single digits. The company also issued fourth quarter (13 weeks ending January 31, 2009) guidance of earnings in the range of $0.25 to $0.28 per diluted share based upon a comparable store sales decline of low-single digits. Included in the guidance is expense related to the launch of the company’s online music initiative of approximately $0.02 and $0.01 per share, for the third and fourth quarter, respectively.

A conference call to discuss second quarter results, business trends, guidance and other matters is scheduled for August 20, 2008 at 4:30 PM (ET). The conference call number is 866-202-4367, pass code “Hot Topic”, and will be accessible to all interested parties. It will also be webcast on the company’s Investor Relations website located at http://investorrelations.hottopic.com. A replay of the conference call will be available at 888-286-8010, pass code 44743739, for approximately two weeks. In addition, a webcast replay of the conference call will be available on the company’s Investor Relations website for approximately two weeks.

Hot Topic, Inc. is a shopping mall-based specialty retailer operating the Hot Topic and Torrid concepts. Hot Topic offers music/pop culture licensed and influenced apparel, accessories, music and gift items to young men and women principally between the ages of 12 and 22. Torrid, the company’s second concept, provides plus-size fashion-forward apparel, lingerie, shoes and accessories that target young women principally between the ages of 15 and 29. As of August 2, 2008, the company operated 684 Hot Topic stores in all 50 states and Puerto Rico, 158 Torrid stores, and internet stores www.hottopic.com and www.torrid.com.

In addition to historical information, this news release and the aforementioned conference call contain forward-looking statements, which may include statements relating to financial results, guidance, store operations, closures, remodels and relocations, projections and other financial performance. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings, the online music initiative, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, technology and other risks associated with internet sales, the effect of negative conditions in the global capital and credit markets, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Annual Report on Form 10-K for the year ended February 2, 2008. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA

Jim McGinty, CFO 626-839-4681 x2675

Megan Hall, Investor Relations 626-839-4681 x2173

HOT TOPIC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended
	Aug. 2, 2008	Aug. 4, 2007
Net sales	$166,814	$161,684
Cost of goods sold, including buying, distribution and occupancy costs	111,246	110,728
Gross margin	55,568	50,956
Selling, general & administrative expenses	56,722	54,313
Loss from operations	(1,154)	(3,357)
Interest income-net	413	554
Loss before benefit for income taxes	(741)	(2,803)
Benefit for income taxes	(291)	(1,074)
Net loss	$(450)	$(1,729)

Loss per share:
Basic and Diluted	$(0.01)	$(0.04)
Shares used in computing loss per share:
Basic and Diluted	43,756	44,349

	Six Months Ended
	Aug. 2, 2008	Aug. 4, 2007
Net sales	$325,792	$318,966
Cost of goods sold, including buying, distribution and occupancy costs	218,599	216,422
Gross margin	107,193	102,544
Selling, general & administrative expenses	111,034	107,717
Loss from operations	(3,841)	(5,173)
Interest income-net	787	1,060
Loss before benefit for income taxes	(3,054)	(4,113)
Benefit for income taxes	(1,198)	(1,575)
Net loss	$(1,856)	$(2,538)

Loss per share:
Basic and Diluted	$(0.04)	$(0.06)
Shares used in computing loss per share:
Basic and Diluted	43,736	44,297

HOT TOPIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	Aug. 2, 2008	Aug. 4, 2007
Current Assets:
Cash, cash equivalents and short-term investments	$51,652	$49,071
Inventory	91,136	93,515
Prepaid expenses and other	18,281	15,118
Deferred tax assets	4,683	3,973
Total current assets	165,752	161,677
Property and equipment, net	164,690	169,024
Deposits and other	1,611	1,130
Long-term investments	10,246	—
Deferred tax assets	6,652	4,119
Total assets	$348,951	$335,950
Current Liabilities:
Accounts payable	$36,611	$41,716
Accrued liabilities	34,875	31,238
Income taxes payable	984	—
Total current liabilities	72,470	72,954
Deferred rent	38,901	39,375
Deferred compensation liability	1,368	890
Income taxes payable	844	1,258
Total liabilities	113,583	114,477
Total shareholders’ equity	235,368	221,473
Total liabilities and shareholders’ equity	$348,951	$335,950

OTHER DATA

(Dollars in thousands)

(Unaudited)

	Six Months Ended
	Aug. 2, 2008	Aug. 4, 2007
Depreciation and amortization	$19,316	$21,138
Capital expenditures	$13,068	$23,956
Total company store square footage	1,595,700	1,549,700
Hot Topic average store size	1,756	1,753
Torrid average store size	2,498	2,515